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                                                                   EXHIBIT 10.55


                                    EXHIBIT C

                                    TERM NOTE



                                                              Irvine, California
$6,000,000.00                                                       July 7, 2000


         FOR VALUE RECEIVED, the undersigned DATUM INC., a Delaware corporation ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at Orange Coast Regional Commercial Banking Office, 2030 Main Street, Suite 900, Irvine, California 92614, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Six Million Dollars ($6,000,000.00), with interest thereon as set forth herein.

INTEREST:

         1. Interest. The outstanding principal balance of this Note shall bear interest at nine and three-twentieths percent (9.15%) per annum (computed on the basis of a 360-day year, actual days elapsed).

         2. Payment of Interest. Interest accrued on this Note shall be payable on the first day of each month, commencing July 1, 2000.

         3. Default Rate. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

REPAYMENT AND PREPAYMENT:

         4. Repayment. Principal shall be payable on the first day of each month in installments of Two Hundred Fifty Thousand Dollars ($250,000.00) each, commencing August 1, 2000, and continuing up to and including June 1, 2002, with a final installment consisting of all remaining unpaid principal due and payable in full on June 15, 2002.

         5. Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

         6. Prepayment. Borrower may prepay principal on this Note in the minimum amount of Two Hundred Fifty Thousand Dollars ($250,000.00); provided however, that if the outstanding principal balance of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance hereof. In consideration of Bank providing this prepayment option to Borrower, or if this Note shall become due and payable at any time prior to the maturity date hereof by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences

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for each month from the month of prepayment through the month in which said maturity date occurs, calculated as follows for each such month:

                  7. Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the maturity date hereof.

                  8. Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term until the maturity date hereof at the Treasury Rate in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

                  9. If the result obtained in (ii) for any month is greater than zero, discount that difference by the Treasury Rate used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum four percent (4.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed). The "Prime Rate" is a base rate that Bank from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.

         The "Treasury Rate" means the yield to maturity at the asked price of the applicable obligation of the United States Treasury, with the applicable obligation determined by Bank to be the Treasury obligation that will mature on the maturity date of this Note (or the next day thereafter for which an asked price is readily quoted in the public securities market), with the understanding that such rate serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

         All prepayments of principal shall be applied on the most remote principal installment or installments then unpaid.

EVENTS OF DEFAULT:

         This Note is made pursuant to and is subject to the terms and conditions of that certain Second Amended and Restated Credit Agreement between Borrower and Bank dated as of July 7, 2000, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.


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MISCELLANEOUS:

         10. Remedies. Upon the sale, transfer, hypothecation, assignment or other encumbrance, whether voluntary, involuntary or by operation of law, of all or any interest in any real property securing this Note, or upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

         11. Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

         12. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.


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         IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.


                                             DATUM INC.,
                                             a Delaware corporation


                                             By: /s/ David A. Young
                                                 -------------------------------
                                                 Name: David A. Young
                                                 Title: Chief Financial Officer


                                             By: /s/ Erik H. van der Kaay
                                                 -------------------------------
                                                 Name: Erik H. van der Kaay
                                                 Title: Chairman and CEO



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